EXHIBIT 99.1

[XTO Logo Here]

NEWS RELEASE

For Immediate Release

Number: 06-15

XTO ENERGY ANNOUNCES RECORD 1Q EARNINGS WITH

RECORD PRODUCTION, REVENUES AND CASH FLOW

FORT WORTH, TX (April 20, 2006)—XTO Energy Inc. (NYSE-XTO) today reported record first quarter 2006 production of 1.460 billion cubic feet equivalent (Bcfe) per day, up 22% from the first quarter 2005 level of 1.199 Bcfe per day. Total revenues for the first quarter were a record $1.22 billion, a 93% increase from $629 million the prior year. Earnings for the quarter were a record $467 million, or $1.28 per share ($1.26 diluted), compared with first quarter 2005 earnings of $166 million, or 48 cents per share (47 cents diluted). First quarter 2006 earnings include the effects of a derivative fair value gain and non-cash performance share award compensation. Excluding these items, the Company’s earnings were $449 million, or $1.23 per share ($1.22 diluted), compared to first quarter 2005 earnings of $191 million, or 55 cents per share (54 cents diluted). First quarter 2006 earnings are also net of $2 million after-tax, or less than 1 cent per share, related to expensing stock options as required upon adoption of SFAS 123R as of January 1, 2006.

Operating income for the quarter was $769 million, a 169% increase from first quarter 2005 operating income of $286 million. Operating cash flow, defined as cash provided by operations, before changes in operating assets and liabilities and exploration expense, was a record $803 million, up 96% from 2005 first quarter comparable operating cash flow of $410 million. See the last page of this release for further explanation and reconciliation of these non-GAAP financial measures.

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XTO Energy Announces Record 1Q Earnings with Record Production,

Revenues and Cash Flow

The Company set records for each of its production components. First quarter daily gas production averaged 1.126 billion cubic feet (Bcf), up 22% from first quarter 2005 daily production of 922 MMcf. Daily oil production for the first quarter was 44,563 barrels, a 25% increase from the first quarter 2005 level of 35,627 barrels. During the quarter, natural gas liquids production was 11,126 barrels per day, a 5% increase from the prior year quarter rate of 10,584 barrels per day.

“For XTO Energy and our investors, the long-term outlook is stronger than ever. Our Company is delivering a confident growth program while achieving the best economic returns in its history,” stated Bob R. Simpson, Chairman and Chief Executive Officer. “When we combine record margins, double-digit production growth and more than 12 Tcfe of captured resource potential, XTO is providing a supercharged investment vehicle while building value for the future. We are also realizing some of that value for our owners through the distribution of our Hugoton Royalty Trust units on May 12th to all shareholders of record on April 24th. This dividend currently equates to about $1.90 per share or an additional yield of about 4% on the XTO share price.”

Keith A. Hutton, President, further comments. “With 70 drilling rigs now active, the Company is on pace to achieve 11-12% production growth for 2006. Given the fourth quarter-to-first quarter volume increase of about 3%, XTO’s operational teams continue to drive growth in several exciting resource plays across our basins. The Freestone Trend reached 540 MMcf per day, up about 5% from the last quarter, and we are drilling ahead with 21 rigs. The Company’s net production in the Barnett Shale averaged 149 MMcf per day, ahead of schedule to reach our target rate of 160 MMcf per day by year-end. New wells in the core-area of the play continue to exceed expectations. In the Piceance Basin, we have reached total depth of about 15,000 feet on our first well, cutting through a column of 4,000 feet of gas-charged formations. As we initiate plans for

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XTO Energy Announces Record 1Q Earnings with Record Production,

Revenues and Cash Flow

testing, this well is flaring gas and we anticipate completion in the second quarter. In West Texas, oil volumes are steadily growing as horizontal drilling, refined completion techniques and tighter well spacing are accessing new reserves and production in legacy fields. Even with the reduction to production of about 37 MMcfe per day associated with the HGT distribution, we look forward to sharp production increases in the back half of the year.”

The average gas price for the first quarter increased 62% to $9.08 per thousand cubic feet (Mcf) from $5.60 per Mcf in first quarter 2005. The first quarter average oil price was $56.98 per barrel, a 36% increase from last year’s first quarter average price of $41.78. Natural gas liquids prices averaged $34.76 per barrel for the quarter, 19% higher than the 2005 quarter average price of $29.12.

* * *

An Operations Overview detailing first quarter activities is available on the Company’s website at http://www.xtoenergy.com.

* * *

XTO Energy Inc. is a domestic natural gas producer engaged in the acquisition, exploitation and development of quality, long-lived oil and natural gas properties in the United States. Its properties are concentrated in Texas, New Mexico, Arkansas, Oklahoma, Kansas, Wyoming, Colorado, Alaska, Utah, Louisiana and Mississippi.

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XTO Energy Announces Record 1Q Earnings with Record Production,

Revenues and Cash Flow

Contact:	Louis G. Baldwin Executive Vice President & Chief Financial Officer XTO Energy Inc. 817/870-2800	Gary D. Simpson Senior Vice President Investor Relations & Finance XTO Energy Inc. 817/870-2800

The Company’s first quarter 2006 earnings and operational review conference call will be broadcast live via Internet webcast at 4:00 P.M. ET (3:00 P.M. CT) on Thursday, April 20, 2006. The webcast can be accessed on the Company’s website at http://www.xtoenergy.com.

Statements made in this news release, including those relating to long-term outlook, economic returns, future value, value of Hugoton Royalty Trust unit distribution, production growth and number of rigs drilling are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and extent of changes in oil and gas prices, changes in underlying demand for oil and gas, the timing and results of drilling activity, the availability of and cost of obtaining drilling equipment and technical personnel, delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, pipeline curtailments by third-parties and general market conditions. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

The Securities and Exchange Commission has generally permitted oil and gas companies, in their filings made with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation test to be economically and legally producible under existing economic and operating conditions. We use the terms reserve “potential” or “upside” or other descriptions of volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines may prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by the Company.

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XTO ENERGY INC.
(in millions, except production, per share and per unit data)	Three Months Ended
(Unaudited)	March 31,
	2006	2005
Consolidated Income Statements

REVENUES
Gas and natural gas liquids	$955	$493
Oil and condensate	228	134
Gas gathering, processing and marketing	31	6
Other	1	(4)

Total Revenues	1,215	629

EXPENSES
Production	124	84
Taxes, transportation and other	104	60
Exploration	6	2
Depreciation, depletion and amortization	196	129
Accretion of discount in asset retirement obligation	4	3
Gas gathering and processing	4	1
General and administrative (a)	40	50
Derivative fair value (gain) loss (b)	(32)	14

Total Expenses	446	343

OPERATING INCOME	769	286

OTHER EXPENSE
Interest expense, net (c)	(41)	(29)

INCOME BEFORE INCOME TAX	728	257

INCOME TAX
Current	130	23
Deferred	131	68

Total Income Tax Expense	261	91

NET INCOME	$467	$166

EARNINGS PER COMMON SHARE
Basic	$1.28	$0.48

Diluted	$1.26	$0.47

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	363.9	347.4

Diluted	369.5	352.0

Average Daily Production
Gas (Mcf)	1,126,005	921,685
Natural Gas Liquids (Bbls)	11,126	10,584
Oil (Bbls)	44,563	35,627
Natural Gas Equivalents (Mcfe)	1,460,136	1,198,949

Average Sales Prices (d)
Gas (per Mcf)	$9.08	$5.60
Natural Gas Liquids (per Bbl)	$34.76	$29.12
Oil (per Bbl)	$56.98	$41.78

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XTO ENERGY INC. (continued)
(in millions)	Three Months Ended
	March 31,
	2006	2005
Consolidated Statement of Cash Flows Data	(Unaudited)

Net Income	$467	$166
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	196	129
Accretion of discount in asset retirement obligation	4	3
Dry hole expense	3	—
Non-cash incentive compensation	7	24
Deferred income tax	131	68
Excess tax benefit on stock option exercises	(9)	—
Non-cash derivative fair value loss	1	12
Other non-cash items	—	6
Changes in operating assets and liabilities	163	(21)

Cash Provided by Operating Activities	$963	$387

	March 31, 2006	December 31, 2005
	(Unaudited)
Consolidated Balance Sheet Data
Cash and cash equivalents	$248	$2

Current Assets	$1,082	$943
Less – Derivative fair value (e)	235	193

Current Assets, excluding derivative fair value	$847	$750

Net Property and Equipment	$9,265	$8,508

Total Assets	$10,764	$9,857

Current Liabilities	$939	$884
Less:
Derivative fair value (e)	64	90
Deferred income tax payable (e)	60	38

Current Liabilities, excluding derivative fair value and deferred income tax payable	$815	$756

Long-term Debt	$3,292	$3,109

Total Stockholders’ Equity	$4,706	$4,209
Less – Accumulated other comprehensive income (e)	108	68

Total Stockholders’ Equity excluding accumulated other comprehensive income	$4,598	$4,141

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XTO ENERGY INC. (continued)

(a)

The three-month 2006 period includes non-cash incentive compensation of $4 million related to performance share awards and $3 million related to expensing stock options. The three-month 2005 period includes non-cash incentive compensation of $24 million related to performance share awards.

(b)	The derivative fair value (gain) loss comprises the change in fair value of the following derivative financial instruments not providing effective hedges (in millions):

	Three Months Ended March 31,
	2006	2005
Btu swap contracts	$(16)	$1
Other non-hedge derivatives	1	11
Ineffective portion of hedge derivatives	(17)	2

Total derivative fair value (gain) loss	$(32)	$14

(c)	Net of capitalized interest of $3 million in the three-month 2006 period and $1 million in the three-month 2005 period.

(d)	Average sales prices include realized gains and losses upon cash settlement of hedge derivatives.

Realized gains and losses on non-hedge derivatives and on the ineffective portion of hedge derivatives are recorded as a component of derivative fair value (gain) loss (see (b) above). These non-hedge and ineffective derivative gains and losses are primarily related to basis swap agreements entered prior to their designation as hedges associated with NYMEX swaps. Had realized non-hedge and ineffective gains and losses been recorded as gas revenue, the average gas price for the 2006 three-month period would have been $9.48 and for the 2005 three-month period would have been $5.61.

(e)

These adjustments are made to current assets, current liabilities and stockholders’ equity because these items are recorded based on estimated derivative fair values and resulting unrealized gains and losses. Realized gains and losses will be based on commodity prices when related future production occurs. Net assets and equity to be recorded when future production occurs are not included in the balance sheet.

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XTO ENERGY INC. (continued)

Non-GAAP Financial Measures

Adjusted Earnings

Adjusted earnings, a non-GAAP financial measure, excludes certain items that management believes affect the comparability of operating results. The Company discloses adjusted earnings as a useful adjunct to GAAP net income because:

–	Management uses adjusted earnings to evaluate the Company’s operational trends and performance relative to other oil and gas producing companies.

–	Adjusted earnings are more comparable to earnings estimates provided by securities analysts.

–

Items excluded generally are one-time items, or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the Company generally excludes information regarding these types of items.

The following reconciles GAAP net income to adjusted earnings:

(in millions, except per share amounts)	Three Months Ended March 31,
(Unaudited)	2006	2005
Net income	$467	$166

Adjustments, net of tax:
Non-cash performance share award compensation	3	16
Derivative fair value (gain) loss	(21)	9

Adjusted earnings	$449	$191

Adjusted earnings per common share:
Basic	$1.23	$0.55

Diluted	$1.22	$0.54

Operating Cash Flow

Operating cash flow, a non-GAAP financial measure, is defined as cash provided by operating activities before changes in operating assets and liabilities and exploration expense. Because changes in operating assets and liabilities and exploration expense are excluded, this cash flow statistic is different from cash provided by operating activities, as disclosed under GAAP. Management believes operating cash flow is a better liquidity indicator for oil and gas producers because of the adjustments made to cash provided by operating activities, explained as follows:

–

Adjustment for changes in operating assets and liabilities eliminates fluctuations primarily related to the timing of cash receipts and disbursements, which can vary from period-to-period because of conditions the Company cannot control (for example, the day of the week on which the last day of the period falls), and results in attributing cash flow to operations of the period that provided the cash flow.

–

Adjustment for exploration expense is to provide an amount comparable to operating cash flow for full cost companies and to eliminate the effect of a discretionary expenditure that is part of the Company’s capital budget.

Management uses operating cash flow not only for measuring the Company’s cash flow and liquidity, but also in evaluating the Company against other oil and gas producing companies and valuing potential producing property acquisitions.

The following reconciles cash provided by operating activities, the GAAP cash flow measure, to operating cash flow:

(in millions)	Three Months Ended March 31,
(Unaudited)	2006		2005
Cash Provided by Operating Activities	$963	(a)	$387
Changes in operating assets and liabilities	(163)		21
Exploration expense, excluding dry hole expense	3		2

Operating Cash Flow	$803	(a)	$410

(a)

Upon adoption of SFAS 123R, the excess tax benefit related to stock option exercises must be reported as cash provided by financing activities. Prior to January 1, 2006, this tax benefit was included in cash provided by operating activities. This tax benefit was $9 million for the 2006 three-month period and was $5 million for the 2005 three-month period.

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